FOR IMMEDIATE RELEASE
August 1, 2013

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
REPORTS FOURTH QUARTER 2013 OPERATING RESULTS

Fairfield, New Jersey, August 1, 2013 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2013 of $1,925,000 or $0.03 per diluted share.

The results represent an increase of $181,000 compared to net income of $1,744,000, or $0.03 per diluted share, for the quarter ended March 31, 2013.  The increase in net income between linked quarters reflected an increase in net interest income coupled with declines in non-interest expense and the provision for loan losses that were partially offset by a decline in non-interest income.  These factors contributed to an overall increase in pre-tax net income that was partially offset by an increase in the provision for income taxes.

For the fiscal year ended June 30, 2013, the Company reported net income of $6,506,000 or $0.10 per diluted share representing an increase of $1,428,000 compared to net income of $5,078,000 or $0.08 per diluted share for the fiscal year ended June 30, 2012. The increase in net income reflected an increase in non-interest income coupled with a decline in the provision for loan losses that were partially offset by a decline in net interest income and an increase in non-interest expense.  These factors contributed to an overall increase in pre-tax net income that was augmented by a decrease in the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At June 30, 2013, Kearny Financial Corp. had total assets of $3.15 billion which included net loans receivable of $1.35 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.39 billion.  As of that same date, deposits and borrowings totaled $2.37 billion and $287.7 million, respectively, while stockholders’ equity totaled $467.7 million or 14.87% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended June 30, 2013 in comparison to those for the prior linked quarter ended March 31, 2013.  Comparative statement of condition information for June 30, 2012 and statement of operations information for the three and twelve months ended June 30, 2012 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Restructuring & Wholesale Growth Transactions

As previously disclosed in conjunction with the release of its financial results for the prior quarter ended March 31, 2013, during the two-month period ended April 30, 2013, the Company successfully completed a series of balance sheet restructuring transactions that have resulted in improvements in the current financial position and operating results of the Company and the Bank.  As discussed in greater detail below, the increase in the Company’s net interest income for the current quarter ended June 30, 2013 was partly attributable to effects of these restructuring transactions.

Through the restructuring transactions, the Company reduced its concentration in agency mortgage-backed securities (“MBS”) in favor of other investment sectors within the portfolio.  As a result, the Company reduced its exposure to residential mortgage prepayment and extension risk while enhancing the overall yield of the investment portfolio and providing some additional protection to earnings against potential movements in market interest rates.  As reported earlier, gains recognized through the sale of MBS during the prior quarter ended March 31, 2013 enabled the Company to fully offset the costs of prepaying a portion of its high-rate Federal Home Loan Bank (“FHLB”) advances during that prior quarter.

The Company’s restructuring activities continued into the current quarter ended June 30, 2013 during which the Company modified the terms of its remaining high-rate FHLB advances to a lower interest rate while extending the duration of that modified funding to better protect against potential increases in interest rates in the future.  Additionally, the Company completed the reinvestment of the proceeds arising from the prior quarter’s MBS sales into the securities portfolio.

As disclosed during the prior quarter, the key features and characteristics of the restructuring transactions were as follows:

•
During March 2013, the Company sold available for sale agency MBS totaling approximately $330.0 million with a weighted average book yield of 1.78% resulting in a one-time gain on sale totaling approximately $9.1 million;

•
During March 2013, a portion of the proceeds from the noted MBS sales were used to prepay $60.0 million of fixed-rate FHLB advances at a weighted average rate of 3.99% resulting in a one-time expense of $8.7 million largely attributable to the prepayment penalties paid to the FHLB to extinguish the debt; and

•
During March and April 2013, the Company reinvested the remaining proceeds from the noted MBS sales into a diversified mix of high-quality securities with an aggregate tax-effective yield modestly exceeding that of the MBS sold.  Such securities primarily included:

o	Fixed-rate, bank-qualified municipal obligations;
o	Floating-rate corporate bonds issued by financial companies;
o	Floating-rate, asset-backed securities comprising education loans with 97% U.S. government guarantees;
o	Fixed-rate agency commercial MBS secured by multifamily mortgage loans; and
o	Fixed-rate agency collateralized mortgage obligations (“CMO”).

•
During April 2013, the Company modified the terms of its remaining $145.0 million of “putable” FHLB advances with a weighted average cost of 3.68% and weighted average remaining maturity of approximately 4.5 years.  Such advances were subject to the FHLB’s quarterly “put” option enabling it to demand repayment in full in the event of an increase in interest rates.  The terms of the modified advances extended their “non-putable” period to five years with a final stated maturity of ten years while reducing their average interest rate by 0.64% to 3.04% at no immediate cost to the Company.

The Company augmented the restructuring transactions noted above by executing a limited wholesale growth strategy during the current quarter ended June 30, 2013.  The strategy is expected to further enhance the Company’s net interest income and operating results without significantly impacting the sensitivity of its Economic Value of Equity (“EVE”) to movements in interest rates - a key measure of long-term exposure to interest rate risk.

In conjunction with the wholesale growth strategy, the Company drew an additional $300.0 million of wholesale funding during the quarter ended June 30, 2013 that was utilized to purchase a diverse set of high-quality investment securities of an equivalent amount.  The key features and characteristics of the wholesale growth transactions were as follows:

•
Wholesale funding sources utilized in the strategy included 90-day FHLB borrowings and money-market deposits indexed to one-month LIBOR acquired through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program.

•
The Company utilized interest rate derivatives in the form of “plain vanilla” swaps and caps with aggregate notional amounts totaling $300.0 million to serve as cash flow hedges to manage the interest rate risk exposure of the floating rate funding sources noted above.

•	The investment securities acquired with this funding primarily included:

o	Floating-rate corporate bonds issued by financial companies;
o	Floating-rate, asset-backed securities comprising education loans with 97% U.S. government guarantees;
o	Floating rate collateralized loan obligations (“CLO”)
o	Fixed-rate agency residential and commercial MBS; and
o	Fixed-rate agency collateralized mortgage obligations (“CMO”).

•	The Company estimates the initial pre-tax net interest spread on the wholesale growth strategy, net of hedging costs, to be approximately 100 basis points.

Sandler O’Neill + Partners, L.P. served as advisor to the Company regarding the restructuring and wholesale growth strategies noted in this release.

Net Interest Income

Net interest income during the quarter ended June 30, 2013 was $17.0 million, an increase of $696,000 compared to net interest income of $16.3 million during the quarter ended March 31, 2013.  For those same comparative periods, the Company’s net interest margin increased by five basis points to 2.54% from 2.49%.

The increase in net interest income between linked quarters resulted from a decrease in interest expense that was partially offset by a smaller decline in interest income.  The decrease in interest income between linked periods was primarily attributable to an eight basis point decline in the average yield of earning assets to 3.22% for the quarter ended June 30, 2013 from 3.30% for the quarter ended March 31, 2013.  The net decrease in average yield on earning assets reflected a decline in the average yield on loans that was partially offset by increases in the average yield of mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets.   The decline in the average yield of loans largely reflected the combined effects of the repayment of higher yielding loans and the origination of new loans at comparatively lower yields reflecting current market conditions.  By contrast, the increase in the yield on mortgage-backed and non-mortgage-backed securities largely reflected the effects of securities purchased in conjunction with the restructuring and wholesale growth transactions noted above.  The increase in the average yield on mortgage-backed securities was further augmented by a decrease in premium amortization attributable to slowing prepayments.

 The impact on interest income attributable to the decrease in the average yield on interest-earning assets between linked periods was partially offset by a $60.6 million increase in their average balance.  The overall increase in the average balance primarily reflected increases in the average balance of loans and non-mortgage-backed securities that were partially offset by decreases in the average balances of mortgage-backed securities and other interest-earning assets.  The changes in the average balances of mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets arose largely from the restructuring and wholesale growth transactions noted earlier.  By contrast, the increase in the average balance of loans continued to reflect the Company’s ongoing strategic efforts to expand its commercial loan portfolio.

As noted, the decline in interest income between linked quarters was more than offset by the decrease in interest expense between the same comparative periods.  The decrease in interest expense between linked quarters was attributable, in part, to a 15 basis point decline in the average cost of interest-bearing liabilities which decreased to 0.81% for the quarter ended June 30, 2013 from 0.96% for the quarter ended March 31, 2013.  The reduction in average cost reflected declines across all categories of interest-bearing deposits including interest-bearing checking accounts, savings and club accounts and certificates of deposit, as well as declines in the average cost of borrowings.  The decrease in the average cost of borrowings largely reflected a decline in the average cost of FHLB advances arising from the restructuring and wholesale growth transactions noted earlier.

The decline in interest expense between linked periods attributable to the decrease in average cost of interest-bearing liabilities was partially offset by a $57.3 million increase in their average balance.   The increase in the average balance reflected increases in the average balance of both interest-bearing deposits as well as borrowings.  The increase in interest-bearing deposits reflected increases in the average balance of interest-bearing checking accounts and savings and club accounts that were partially offset by a decline in the average balance of certificates of deposit.  The increase in average balance of borrowings was primarily attributable to an increase in average balance of FHLB borrowings, but also reflected a lesser increase in depositor sweep accounts.  The net increases in the average balance of interest-bearing checking accounts and FHLB borrowings were largely attributable to the restructuring and wholesale growth transactions noted earlier.

Provision for Loan Losses

The provision for loan losses declined by $82,000 to $1.3 million for the quarter ended June 30, 2013 from $1.4 million for the prior quarter ended March 31, 2013.  The expense in the current period reflected a smaller provision attributable to comparatively lower net growth in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.  The decrease in the provision on the non-impaired portion of the loan portfolio was partially offset by an increase in impairment losses identified on specific impaired loans compared to those recorded during the prior quarter.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $191,000 to $1,812,000 for the quarter ended June 30, 2013 from $2,003,000 for the quarter ended March 31, 2013.  The decrease in non-interest income was largely attributable to a $533,000 decline in the gains from the sale of the guaranteed portion of Small Business Administration (“SBA”) loans reflecting comparatively lower origination and sale volume of such loans during the current quarter.  This decline was partially offset by an increase in income on bank-owned life insurance attributable to a corresponding increase in the average balance of such assets during the current period resulting from the purchase of additional policies during the earlier comparative quarter.  The net decline in non-interest income was also partially offset by increases in loan and deposit-related fees and charges primarily attributable to increases in loan prepayment penalties and seasonal fluctuations in electronic banking fees and charges, respectively.

For the quarter ended June 30, 2013, net REO sale losses totaled $234,000 compared to $8,000 for the quarter ended March 31, 2013 with losses during both comparative periods being primarily attributed to reducing the carrying value of various REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.  Where applicable, such losses were partially offset by REO sale gains.

At June 30, 2013, the Bank held a total of eight REO properties with an aggregate carrying value of $2.1 million.  Two properties with aggregate carrying values totaling $584,000 were under contract for sale at June 30, 2013 with such values reflecting the net sale proceeds that the Bank expects to receive based upon the terms of those contracts.

Finally, the Company recognized gains of $255,000 during the current quarter ended June 30, 2013 attributable to the sale of $32.7 million in securities during the current period.  By comparison, non-interest income during the quarter ended March 31, 2103 reflected net gains on sale of securities totaling $9.1 million attributable to the sale of mortgage-backed securities totaling approximately $330.0 million during the quarter in conjunction with the restructuring transaction noted earlier.

Non-interest Expense

Non-interest expense, excluding debt extinguishment expense, decreased by $235,000 to $15.0 million for the quarter ended June 30, 2013 from $15.3 million for the quarter ended March 31, 2013.  The decrease in non-interest expense primarily reflected declines in compensation and occupancy expenses that were partially offset by an increase in miscellaneous expense.

The reported decrease in compensation expense primarily reflected seasonal reductions in payroll tax expenses relating to certain state and federal disability and unemployment benefits while also reflecting less noteworthy declines in both wages and salaries and other benefits expenses.

The reported decrease in occupancy expenses was largely attributable to a decline in facility repairs and maintenance costs arising from seasonal fluctuations in such expenses.  The decrease in expense also reflected the recognition of insurance claim proceeds through which the Company recovered the cost of certain non-recurring repairs to bank facilities recognized during prior periods.

Less noteworthy fluctuations in other categories of non-interest expenses, including equipment and systems expense, advertising and marketing expense, deposit insurance expense and director compensation expense, largely reflected normal operating fluctuations within the applicable categories.

As noted earlier, non-interest expense for the prior quarter ended March 31, 2013 also included $8.7 million of borrowing prepayment penalties included in debt extinguishment expense arising from prepayment of $60.0 million of advances from the FHLB in conjunction with the restructuring transactions noted earlier.  The Company recognized no such debt extinguishment during the current quarter ended June 30, 2013.

In conjunction with the its strategic efforts to improve operating efficiency and reduce operating expenses while expanding and enhancing product and service offerings, the Company recently completed a comprehensive evaluation of its current information technology (“IT”) infrastructure, service providers and delivery channels.  Through this evaluation, the management identified or validated certain limitations and shortcomings of its current IT infrastructure, including both internal and customer-facing systems, in relation to the goals and objectives of the Company’s strategic business plan.  In response to these findings, management thoroughly evaluated a number of alternative solutions available through select service providers focused on delivering IT-based solutions to financial institutions.

Based on this evaluation, the Company has selected and engaged Fiserv Inc. (“Fiserv”) to be its primary source of internal and customer-facing technology solutions including, but not limited to, core and item processing, Internet banking and electronic bill payment, and ATM/debit card management and processing.  Fiserv will also provide the Company with technology solutions supporting data communications, electronic document management, data warehouse and reporting, financial accounting and analysis as well as certain forms of loan and credit-related analyses.

The Company currently expects to convert its primary core processing and related customer-facing systems to the applicable Fiserv platforms during the third fiscal quarter ending March 31, 2014.  Upon completing that phase, the Company expects to integrate the remaining Fiserv technologies noted above into its operations during the fourth quarter ending June 30, 2014.  Upon completing all applicable system conversions and integrations with Fiserv, the Company anticipates that its recurring technology service provider expenses will be reduced by approximately $1.0 million per year.  Such anticipated cost savings are based upon the current composition and transactional characteristics of Company’s customer account base and may vary over time based upon changes to those factors.

Management and the Board of Directors consider the forthcoming enhancements to the Company’s IT infrastructure to be the first of several strategies to be deployed to reduce the Company’s level of non-interest expenses and improve operating efficiency.  Upon completion of this critical technology initiative, the Company expects to perform further evaluation and analysis of other significant categories of non-interest expense with the goal of further reducing operating expenses, where practicable, while also controlling increases in operating expenses in the future.

Provision for Income Taxes

The provision for income taxes increased by $283,000 to $606,000 for the quarter ended June 30, 2013 from $323,000 for the quarter ended March 31, 2013.  The variance in income taxes between comparative quarters was partly attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.  However, the variance also reflected the non-recurrence in the current period of an income tax benefit recognized during the earlier comparative period attributable to the utilization of a previously unrecognized capital loss carry over deduction that was applied against the capital gains recognized in conjunction with the restructuring transaction noted earlier.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $82.9 million to $127.0 million at June 30, 2013 from $209.9 million at March 31, 2013.  The decrease in the balance was largely attributable to reinvestment of cash inflows from the prior quarter arising from security sales associated with the restructuring transactions noted earlier.

Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $19.9 million to $1.36 billion at June 30, 2013 from $1.34 billion at March 31, 2013.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $34.0 million that was partially offset by a net decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $12.4 million.  For those same comparative periods, the outstanding balance of construction loans decreased $1.6 million while consumer loans decreased $202,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in the Company’s business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $164.2 million or 28.6% to $737.5 million or 54.2% of total loans at June 30, 2013 compared to $573.3 million or 44.6% of total loans at June 30, 2012.  The Company’s commercial loan origination and closing volume increased significantly during the quarter and year ended June 30, 2013 compared to the same periods one year earlier and the Company expects such volumes to remain robust over the near term.  Toward that end, the Company expects to continue expanding its commercial loan origination and acquisition resources in the coming quarters as part of the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

By contrast, the aggregate decline in the residential mortgage loan portfolio for the quarter and year ended June 30, 2013 continues to reflect the Company’s diminished strategic focus on such loans coupled with the reduced level of “new purchase” loan demand resulting from a weak economy and lower real estate values.  The decline in the outstanding balance of the portfolio was exacerbated by accelerated refinancing activity resulting primarily from longer-term mortgage rates holding at historical lows during the current quarter.  Such declines in mortgage rates were largely attributable to the Federal Reserve’s efforts to stimulate the economy by driving longer-term interest rates lower through quantitative easing.  Through this policy, the Federal Reserve has continued to aggressively purchase mortgage-backed securities in the open market thereby driving the yield on such securities, and their underlying mortgage loans, to historical lows.

As a portfolio lender cognizant of potential exposure to interest rate risk, the Company has generally refrained from lowering its long-term, fixed-rate residential mortgage rates to the levels available in the marketplace.  Consequently, a portion of the Company’s residential mortgage borrowers may continue to seek long-term, fixed-rate refinancing opportunities from other market resources resulting in further declines in the outstanding balance of its residential mortgage loan portfolio.

For the quarter ended June 30, 2013, the balance of the Company’s non-performing assets totaled $33.0 million or 1.05% of total assets and comprised non-performing loans totaling $30.9 million, or 2.27% of total loans, plus eight REO properties totaling $2.1 million.  By comparison, at March 31, 2013, the balance of the Company’s non-performing assets totaled of $31.6 million or 1.10% of total assets and comprised non-performing loans totaling $28.3 million, or 2.11% of total loans, plus nine REO properties totaling $3.3 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At June 30, 2013, the balance of non-performing loans was comprised entirely of nonaccrual loans with no loans reported as “accruing and over 90 days past due”.  By comparison, at March 31, 2013, the balance of non-performing loans included approximately $445,000 of accruing loans over 90 days past due and $27.9 million of nonaccrual loans.   The noted decrease in accruing loans over 90 days past due is largely attributable to a decline in non-delinquent “past maturity” loans that were in the process of being extended at the close of each comparative period.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, increased by $98.6 million to $881.8 million at June 30, 2013 from $783.2 million at March 31, 2013.  The net increase reflected the Bank’s purchase of $211.1 million of fixed-rate, agency pass-through and CMO securities that were largely acquired in conjunction with the restructuring and wholesale growth transactions noted earlier.  Such securities included agency MBS secured by residential and multifamily mortgage loans as well as agency CMOs.  Such purchases also included $10.7 million of 30-year, fixed-rate agency MBS that were acquired separately based upon their Community Reinvestment Act eligibility.

Partially offsetting these purchases were principal repayments, net of premium and discount amortization and accretion, totaling approximately $53.2 million and security sales totaling $32.7 million.  Total principal repayment for the quarter continued to reflect rapid prepayments from borrower refinancings brought about by the historically low mortgage rates noted above during the quarter.  Securities repayments and sales were augmented by a decline in the fair value of the available for sale portion of the portfolio of approximately $26.6 million to a net unrealized loss of $2.2 million at June 30, 2013 from a net unrealized gain of $24.4 million at March 31, 2013.  The decline in the unrealized gain within the portfolio was largely attributable to increases in market interest rates during the current quarter ended June 30, 2013.

 The aggregate balance of non-mortgage-backed securities increased by $225.4 million to $510.1 million at June 30, 2013 from $284.7 million at March 31, 2013.  The net increase primarily reflected purchases of securities during the current quarter totaling $229.8 million in conjunction with the restructuring and wholesale growth transactions noted earlier.  As previously discussed, such securities included corporate and municipal obligations, asset-backed securities and collateralized loan obligations.  The Company expects that diversification of its investments into these sectors will enable it to enhance earnings and more effectively manage the business risks inherent in its investment portfolio and overall balance sheet.

That increase was partially offset by a net increase of $3.4 million in the unrealized loss on available for sale non-mortgage-backed securities to $5.2 million at June 30, 2013 from $1.8 million at March 31, 2013 as well as $1.0 million in principal repayments, net of premium and discount amortization and accretion.  As above, the increase in the unrealized loss within the portfolio was largely attributable to increases in market interest rates during the current quarter ended June 30, 2013.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $17.8 million to $276.4 million at June 30, 2013 from $258.6 million at March 31, 2013.  The net increase in other assets was partly attributable a $9.8 million increase in the Company’s deferred tax assets that was largely attributable to changes in the fair value of its available for sale securities portfolio.  The increase in other assets also reflected a $4.5 million increase in the investment in FHLB stock resulting from an increase in the Bank’s mandatory investment attributable to the increase in the balance of borrowings with the FHLB.   Finally, the balance of other miscellaneous assets includes $5.6 million representing the fair value of interest rate derivatives at June 30, 2013 that were acquired during the current quarter in conjunction with the wholesale growth transactions noted above.

Deposits

The balance of total deposits increased by $217.5 million to $2.37 billion at June 30, 2013 from $2.15 billion at March 31, 2013.  The net increase in deposit balances primarily reflected an increase in the balance of non-interest-bearing deposits of $11.7 million that was augmented by an increase in interest-bearing deposits of $205.8 million.  The net increase in interest-bearing deposit accounts reflected increases in the balance of interest-bearing checking accounts and savings and club accounts of $224.9 million and $6.8 million, respectively.  The net increase in interest-bearing checking accounts was largely attributable to growth in money-market deposits acquired as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program in conjunction with the wholesale growth transactions noted above.

These increases in interest-bearing deposits noted above were partially offset by a $25.9 million decline in the balance of certificates of deposit.   The decline in certificates of deposit was largely attributable to the Company’s active management of deposit pricing to support net interest rate spread and margin which continued to allow for some degree of controlled outflow of time deposits during the quarter ended June 30, 2013.

Borrowings

The Company reported a net increase in borrowings of $104.5 million to $287.7 million at June 30, 2013 from $183.2 million at March 31, 2013.  The reported increase primarily reflected the borrowing of $100.0 million of FHLB advances in conjunction with the wholesale growth transactions noted earlier.  The remaining increase reflected an additional $5.0 million of overnight FHLB borrowings that were partially offset by a $485,000 decline in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased $16.0 million to $467.7 million at June 30, 2013 from $483.7 million at March 31, 2013.  The decrease was largely attributable to a $16.9 million net decline in accumulated other comprehensive income (“AOCI”).  This decrease primarily reflected a decline in the fair value of available for sale securities whose unrealized losses at June 30, 2013 were recognized on an after-tax basis in AOCI.  The impact of these unrealized losses was partially offset by the recognition of unrealized gains on the Company’s interest rate derivatives that were also recognized on the same after-tax basis in AOCI.  The decline in capital also reflected a $1.5 million increase in Treasury stock resulting from the Company’s repurchase of 147,100 shares of its common stock during the period at an average price of $10.10 per share.  These declines were partially offset by net income of $1.9 million for the quarter ended June 30, 2013 coupled with a reduction of unearned ESOP shares for plan shares earned during the period.

At June 30, 2013, the Company’s total equity to assets ratio was 14.87% while the equity to assets ratio of the Bank was 14.29%.  As of that same date, the Bank’s Tier 1 leverage ratio was 11.32% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 21.10% and 21.77%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	June 30,	March 31,	June 30,
	2013	2013	2012
Selected Balance Sheet Data:
Cash and cash equivalents	$127,034	$209,899	$155,584

Securities available for sale	300,122	137,778	12,602
Securities held to maturity	210,015	146,892	34,662
Non-mortgage-backed securities	510,137	284,670	47,264

Loans receivable	1,360,871	1,340,965	1,284,236
Allowance for loan losses	(10,896)	(10,758)	(10,117)
Net loans receivable	1,349,975	1,330,207	1,274,119

Mortgage-backed securities available for sale	780,652	782,279	1,230,104
Mortgage-backed securities held to maturity	101,114	881	1,090
Mortgage-backed securities	881,766	783,160	1,231,194

Premises & equipment	36,994	37,427	38,677
Federal Home Loan Bank stock	15,666	11,214	14,142
Goodwill	108,591	108,591	108,591
Bank owned life insurance	86,084	85,379	48,615
Other assets	29,113	16,002	18,820
Total assets	$3,145,360	$2,866,549	$2,937,006

Non-interest bearing deposits	$190,964	$179,257	$165,118
Interest-bearing deposits	2,179,544	1,973,744	2,006,679
Deposits	2,370,508	2,153,001	2,171,797

Federal Home Loan Bank advances	250,931	145,957	211,232
Other borrowings	36,764	37,249	38,545
Borrowings	287,695	183,206	249,777

Other liabilities	19,450	46,614	23,815
Total liabilities	2,677,653	2,382,821	2,445,389

Stockholders' equity	467,707	483,728	491,617
Total liabilities & stockholders' equity	$3,145,360	$2,866,549	$2,937,006

Consolidated Capital Ratios:
Equity to assets at period end	14.87%	16.87%	16.74%
Tangible equity to tangible assets at period end (1)	11.93%	13.23%	12.87%

Share Data:
Outstanding shares (in thousands)	66,501	66,648	66,936
Closing price as reported by NASDAQ	$10.49	$10.20	$9.69
Equity per share	$7.03	$7.26	$7.34
Tangible equity per share (1)	$5.45	$5.43	$5.36

Asset Quality Ratios:
Non-performing loans to total loans	2.27%	2.11%	2.61%
Non-performing assets to total assets	1.05%	1.10%	1.27%
Allowance for loan losses to total loans	0.80%	0.80%	0.79%
Allowance for loan losses to non-performing loans	35.24%	37.97%	30.20%
_____________
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets, disallowed loan servicing assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Summary of Operations:
Interest income on:
Loans receivable	$15,114	$15,445	$15,467	$61,500	$63,960
Mortgage-backed securities	4,991	5,532	8,278	23,688	32,435
Non-mortgage-backed securities	1,321	462	230	2,295	1,389
Other interest-earning assets	180	205	183	775	765
Total interest-earning assets	21,606	21,644	24,158	88,258	98,549
Interest expense on:
Interest-bearing checking	414	417	616	1,847	2,690
Savings and clubs	178	193	325	878	1,376
Certificates of deposit	2,669	2,790	3,663	11,986	16,206
Total interest-bearing deposits	3,261	3,400	4,604	14,711	20,272
Federal Home Loan Bank advances	1,258	1,857	1,954	7,099	7,873
Other borrowings	45	41	55	191	224
Total borrowings	1,303	1,898	2,009	7,290	8,097
Total interest-bearing liabilities	4,564	5,298	6,613	22,001	28,369

Net interest income	17,042	16,346	17,545	66,257	70,180
Provision for loan losses	1,325	1,407	2,105	4,464	5,750
Net interest income after loan loss provision	15,717	14,939	15,440	61,793	64,430

Fees and service charges	690	605	576	2,541	2,435
Gain on securities, including other-than-temporary impairment	255	9,075	52	10,427	47
Loss on sale of real estate owned	(234)	(8)	(59)	(775)	(3,330)
Gain on sale of loans	12	545	134	557	661
Income from bank-owned life insurance	705	485	188	1,966	748
Electronic banking fees and charges	310	261	262	1,145	957
Miscellaneous	95	107	95	527	627
Total non-interest income	1,833	11,070	1,248	16,388	2,145

Salaries and employee benefits	8,826	8,977	8,606	35,406	33,688
Net occupancy expense of premises	1,595	1,777	1,662	6,625	6,528
Equipment and systems	1,844	1,879	1,761	7,596	7,190
Advertising and marketing	217	224	258	1,002	1,100
Federal deposit insurance premium	530	535	531	2,166	2,082
Directors' compensation	185	171	186	698	678
Debt extinguishment expense	0	8,688	0	8,688	0
Miscellaneous	1,822	1,691	1,825	7,244	7,455
Total non-interest expense	15,019	23,942	14,829	69,425	58,721

Income before taxes	2,531	2,067	1,859	8,756	7,854
Provision for income taxes	606	323	661	2,250	2,776
Net income	$1,925	$1,744	$1,198	$6,506	$5,078

Per Share Data:
Net income per share - basic and diluted	$0.03	$0.03	$0.02	$0.10	$0.08
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	66,019	66,141	66,266	66,152	66,495
Cash dividends per share (1)	$0.00	$0.00	$0.00	$0.00	$0.15
Dividend payout ratio (2)	0.0%	0.0%	0.0%	0.0%	54.6%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Average Balances:
Loans receivable	$1,349,849	$1,317,788	$1,268,645	$1,309,085	$1,250,307
Mortgage-backed securities	798,494	961,971	1,272,021	1,020,425	1,181,237
Non-mortgage-backed securities	401,898	174,694	49,567	181,677	74,793
Other interest-earning assets	132,699	167,933	99,494	139,698	144,527
Total interest-earning assets	2,682,940	2,622,386	2,689,727	2,650,885	2,650,864
Non-interest-earning assets	266,243	269,072	247,473	271,342	257,407
Total assets	$2,949,183	$2,891,458	$2,937,200	$2,922,227	$2,908,271

Interest-bearing checking	$523,263	$499,580	$462,769	$494,625	$454,166
Savings and clubs	462,919	451,758	429,836	445,470	414,560
Certificates of deposit	994,589	1,015,053	1,107,196	1,037,150	1,128,802
Total interest-bearing deposits	1,980,771	1,966,391	1,999,801	1,977,245	1,997,528
Federal Home Loan Bank advances	241,897	202,809	229,669	218,170	216,835
Other borrowings	36,366	32,518	34,167	35,456	34,024
Total borrowings	278,263	235,327	263,836	253,626	250,859
Total interest-bearing liabilities	2,259,034	2,201,718	2,263,637	2,230,871	2,248,387
Non-interest-bearing liabilities	210,569	201,011	185,706	203,255	172,638
Total liabilities	2,469,603	2,402,729	2,449,343	2,434,126	2,421,025
Stockholders' equity	479,580	488,729	487,857	488,101	487,246
Total liabilities and stockholders' equity	$2,949,183	$2,891,458	$2,937,200	$2,922,227	$2,908,271
Average interest-earning assets to average
interest-bearing liabilities	118.76%	119.11%	118.82%	118.83%	117.90%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Performance ratios:
Yield on average:
Loans receivable	4.48%	4.69%	4.88%	4.70%	5.12%
Mortgage-backed securities	2.50%	2.30%	2.60%	2.32%	2.75%
Non-mortgage-backed securities	1.32%	1.06%	1.85%	1.26%	1.86%
Other interest-earning assets	0.54%	0.49%	0.74%	0.55%	0.53%
Total interest-earning assets	3.22%	3.30%	3.59%	3.33%	3.72%

Cost of average:
Interest-bearing checking	0.32%	0.33%	0.53%	0.37%	0.59%
Savings and clubs	0.15%	0.17%	0.30%	0.20%	0.33%
Certificates of deposit	1.07%	1.10%	1.32%	1.16%	1.44%
Interest-bearing deposits	0.66%	0.69%	0.92%	0.74%	1.01%
Federal Home Loan Bank advances	2.08%	3.66%	3.40%	3.25%	3.63%
Other borrowings	0.50%	0.51%	0.64%	0.54%	0.66%
Total borrowings	1.87%	3.23%	3.04%	2.87%	3.23%
Total interest-bearing liabilities	0.81%	0.96%	1.17%	0.99%	1.26%

Net interest rate spread (1)	2.41%	2.34%	2.42%	2.34%	2.46%
Net interest margin (2)	2.54%	2.49%	2.61%	2.50%	2.65%

Non-interest income to average assets	0.25%	1.53%	0.17%	0.56%	0.07%
Non-interest expense to average assets	2.04%	3.31%	2.02%	2.38%	2.02%

Efficiency ratio	79.57%	87.33%	78.91%	84.00%	81.19%

Return on average assets	0.26%	0.24%	0.16%	0.22%	0.17%
Return on average equity	1.61%	1.43%	0.98%	1.33%	1.04%

_____________________
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.